THIRD ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                       SMART CHOICE AUTOMOTIVE GROUP, INC.

     Pursuant to the provision of Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, the Corporation adopts the following Articles of Amendment to its Articles of Incorporation:


FIRST:

                                   ARTICLE V

     Article V of the Articles of Incorporation of the Corporation is hereby amended by inserting the following words at the end of such article:

                      Series B Convertible Preferred Stock

     Three hundred (300) shares of the authorized and unissued shares of $0.01 par value per share Preferred Stock of the Corporation are hereby designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") with the following powers, preferences and rights, and the qualifications, limitations and restrictions hereon:

          Rank. The Series B Preferred Stock shall rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, senior to the Common Stock and any subsequent issues of stock, whether common or preferred.

          Dividends. Each holder of shares of the Series B Preferred Stock ( the "Holder", collectively, the "Holders") shall be entitled to receive out of the assets of the Corporation legally available therefor, cumulative cash dividends at the rate per share (based on the stated value of $10,000.00 per share) of $91.67 per month, accruing from the date of original issuance ("Original Issuance Date") which dividends are due and payable monthly commencing on the first day of the month following the Original Issuance Date. Such dividends shall accrue from the Original Issuance Date. In the event that a Holder is not paid dividends on a timely basis in accordance with the foregoing, such Holder shall be entitled to accrue interest on the accrued and unpaid dividends at the rate per share (based on the stated value of $10,000.00 per share) of 15% per annum, until all accrued dividends have been paid. If the Corporation remains in default on the monthly dividend payments to the Holders for a period of greater than ninety (90) days, and such default is continuing for a period of thirty
     (30) days after written notice of such default is sent by a Holder the Corporation, and further provided that the Holders of at least seventy-five (75%) percent of the then outstanding Series B Preferred Stock so agree, a Holder may, at its option, receive an amount which is equal to (i) the number of shares of Series B Preferred Stock which have not been converted by such Holder as of such date, times, (ii) $10,000.00, plus all unpaid and accrued dividends and interest in exchange for such shares of Series B Preferred Stock. Unless full cumulative dividends on the Series B Preferred Stock to which Holders are entitled have been paid or are declared and a sum sufficient for the payment thereof has been set apart for the payment of such unpaid dividends, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock of the Corporation or on any other stock of the Corporation ranking junior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration or any monies to be paid to or made available for a sinking fund for the redemption of any share of such stock by the Corporation.

          Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders are entitled to receive, out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, or any other holders of stock ranking junior to the Series B Preferred Stock, liquidating distributions in the amount of $10,000.00 per share plus accrued and unpaid dividends. If, upon any liquidation, dissolution, or winding up of the Corporation, the amounts payable to the Holders are not paid in full, then the entire assets of the Corporation shall be distributed ratably among the Holders. After payment of the full amount of the liquidating distribution to which they are entitled, the Holders shall not be entitled to any further
     participation  in  any  distribution  of  assets  by  the  Corporation.   A
     consolidation or merger of the Corporation, with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this section.

          Conversion. The Holders shall have conversion rights as follows (the "Conversion Rights"):

         (i) Right to Convert. At any time or times after the Original Issuance Date of the shares of Series B Preferred Stock, any Holder shall be entitled to convert his shares of Series B Preferred Stock into shares of Common Stock of the Corporation at the Conversion Rate, as herein defined, without the payment of any additional consideration by the Holder thereof, at the office of the Corporation or any transfer agent for such shares.

         (ii) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the shares of Series B Preferred Stock shall be determined according to the following formula (the "Conversion Rate"):

                                Conversion Amount
                                Conversion Price

               For purposes of this section of Article V, the following terms shall have the following meanings:

               (a) "Conversion Price" means (A) the average last closing sale price per share of the Common Stock on the NASDAQ SmallCap Market ("Market Price") for the ten (10) consecutive trading days immediately preceding the Original Issuance Date, plus (B) $.50. If any shares of Series B Preferred Stock (other than the shares authorized hereby) are issued at a price per share that is less than the Conversion Price applicable on the earliest Original Issuance Date, the Conversion Price shall be reduced to that lower price.

               (b) "Conversion Amount" means the amount equal to (A) the number of shares of Series B Preferred Stock that the Holder is converting times (B) $10,000.

               (iii) Mechanics of Conversion. The Board of Directors may determine in its sole discretion whether fractional shares of Common Stock will be issued upon any conversion of the Series B Preferred Stock. If the Board of Directors determines not to issue fractional shares of Common Stock at the conversion, the Corporation will pay, in lieu of any fractional shares to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the Conversion Price then in effect. Before any Holder shall be entitled to convert the Series B Preferred Stock into full shares of Common Stock, he shall surrender the certificate or certificates of Series B Preferred Stock for shares of Common Stock to be issued in that conversion. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock and/or fractional shares of Common Stock, if any, to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share, if any, to which the Holder may be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series B Preferred Stock to be converted and the person or persons entitled to receive the shares of Commons Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Any unpaid and accrued dividends and interest due and payable at conversion shall be paid to a Holder by the Corporation in cash or its equivalent or other mutually agreeable form.

               (iv) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

               (v) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all issued and outstanding shares of the Series B Preferred Stock.

     (5) Unauthorized Distributions. Notwithstanding any other provision of these Articles, the Corporation will not make any payment due with respect to the Series B Preferred Stock if (a) after giving effect to that payment, the Corporation would not be able to pay its debts as they become due in the usual course of business; or (b) after giving effect to that payment, the Corporation's total assets would be less than the sum of its total liabilities plus (unless the Corporation's articles of incorporation permit otherwise) the amount that would be needed, if the Corporation were to be dissolved at the time of the payment, to satisfy the preferential rights upon dissolution of any shareholders whose preferential rights are superior to the Holders of Series B Preferred Stock; or (c) the Corporation is otherwise prohibited (under then existing laws) from making any payment due with respect to the Series B Preferred Stock. Nothing contained herein shall amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares.

     (6) Redemption by Corporation. At any time or times more than eighteen (18) months after the Original Issuance Date of Series B Preferred Stock, the Corporation may at its option and in the sole discretion of the Corporation's Board of Directors, (i) call any or all then outstanding shares of Series B Preferred Stock for cash at the price of $10,000.00 per share plus any unpaid and accrued dividends and interest as provided above, or (ii) convert any or all of the then outstanding shares of Series B Preferred Stock into shares of Common Stock of the Corporation as provided above; provided however, that in no event may the Corporation convert the Series B Preferred Stock unless and until (a) the Corporation gives the Holder thirty (30) days prior written notice of its intent to call or convert, and (b) the Market Price of the Common Stock equals or exceeds one and one-half (1.5) times the Conversion Price for a period of at least twenty (20) consecutive trading days prior to the date of such notice, and
(c) the shares of Common Stock into which the shares of Series B Preferred Stock are to be so called or converted have been registered as provided herein. Upon any such call or conversion such Holder shall surrender the certificate or certificates for the shares of Series B Preferred Stock so called or converted. If the Corporation elects to convert, the Corporation shall issue such Holder shares of Common Stock for the shares of Series B Preferred Stock so converted. If a Holder has elected not to register its shares of Common Stock after notice from the Corporation, as contemplated hereby, then the restrictions set forth in subsection (c) of this Section on the Corporation's ability to call or convert that Holder's Series B Preferred Stock shall not apply.

     (7) Voting Rights. Except as expressly required by applicable law, the Holders will not be entitled to vote. However, upon conversion of shares of Series B Preferred Stock as provided above, the holder of the Common Stock received pursuant to such conversion shall be entitled to one vote for each share of Common Stock received upon such conversion.

     (8) Certain Adjustments. If the outstanding shares of Common Stock of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Corporation or of another corporation or entity or shares of a different par value or without par value through a recapitalization, stock dividend, stock split, reverse stock split or a reorganization under which the Corporation is not the surviving entity, an appropriate or proportionate adjustment shall be made in the number and/or kind of securities allocated to the Series B Preferred Stock.

     (9) Term. If a Holder has not converted all its shares of Series B Preferred Stock within twenty-four (24) months after the Original Issuance Date, and such shares have not otherwise been redeemed by the Corporation, then such Holder may, at its option, receive an amount which is equal to (i) the number of shares of Series B Preferred Stock which have not been converted or redeemed by the Corporation as of such date times (ii) $10,000.00, plus all unpaid and accrued dividends. Exercise of these rights is subject to the consent of the Company, which shall not be unreasonably withheld.

     (10) Registration Rights.

         (a)      Piggyback Rights.

                  (i) If the Corporation at any time after the Original Issuance Date elects or proposes to register any of its shares of Common Stock (the "Registration Shares") under the 1933 Act on Forms S-1, S-2 or S-3 or any other form in effect at such time for the registration of securities to be sold for cash (a "Registration Statement") with the Securities and Exchange Commission (the "SEC") pursuant to which shares of Common Stock owned by any other shareholder of the Corporation are to be registered, the Corporation shall give prompt written notice (the "Registration Notice") to the Holders of its intention to register the Registration Shares.

                  (ii) Within fifteen (15) days after a Holder may give written notice to the Corporation of exercise of all, or a portion, of its right to convert the Series B Preferred Stock (the "Conversion
         Notice"), stating the number of shares such Holder elects to be included among the Registration Shares (which number may include shares held by Holder as a result of prior exercises of its right to convert the Series B Preferred Stock, or otherwise) (the "Holder's Included Shares").

                  (iii) The Corporation shall use reasonable efforts to register the Holder's Included Shares under the Securities Act of 1933 and any applicable state securities acts, if necessary, designated by such Holder in the Conversion Notice. The Corporation shall have the right to withdraw and discontinue registration of the Holder's Included Shares at any time prior to the effective date of such Registration Statement if the registration of the Registration Shares is withdrawn or discontinued.

                  (iv) The Corporation shall not be required to include any of a Holder's Included Shares in any Registration Statement unless such Holder agrees, if so requested by the Corporation, to: (i) offer and sell the Holder's Included Shares to or through an underwriter selected by the Corporation and, to the extent possible, on substantially the same terms and conditions under which the Registration Shares are to be offered and sold; (ii) comply with any arrangements, terms and conditions with respect to the offer and sale of the Holder's Included Shares to which the Corporation may be required to agree; and (iii) enter into any underwriting agreement containing customary terms and conditions. The foregoing shall not require the Holder to sell the Holder's Included Shares at the time of registration through such underwriter.

                  (v) If the offering of the Registration Shares by the Corporation is, in whole or in part, an underwritten public offering, and if the managing underwriter determines and advises the Corporation in writing that the inclusion in such Registration Statement of all of a Holder's Included Shares, together with the stock of other persons who have a right to include their stock in the Registration Statement (collectively referred to as the "Aggregate Shares"), would adversely affect the marketability of the offering of the Registration Shares, then such Holder and such other holders shall be entitled to register the portion of such number of Aggregate Shares as the managing underwriter determines may be included without such adverse effects (collectively, "Aggregate Underwriter Shares"), subject to the terms, exceptions and conditions of this section.

                  (vi) The Corporation shall bear all costs and expenses of registration of the Registration Shares, including Holder's Included Shares.

                  (vii) It shall be a condition precedent to the Corporation's obligation to register any of a Holder's Included Shares that such Holder provide the Corporation with all information and documents, and shall execute, acknowledge, seal and deliver all documents reasonably necessary, to enable the Corporation to comply with the 1933 Act, any applicable state securities acts, and all applicable laws, rules and regulations of the SEC or of any state securities law authorities.

     (b) Demand Right.

                  (i) If at any time on or after nine (9) months after the Original Issuance Date the Corporation shall receive from the Holders of at least seventy-five (75%) of the then outstanding Series B Preferred Stock, a written request that the Corporation effect any registration with respect to such Holders' Holder's Included Shares, the Corporation will, as soon as practicable, use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the 1933 Act) and as would permit or facilitate the sale and distribution of all or such portion of Holder's Included Shares as are specified in such request. The Corporation shall be required to effect, pursuant to this Section 10(b), only one (1) registration of Holder's Included Shares pursuant to this Section 10(b).

                  (ii) Proviso. The Corporation shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 10(b):

                           (a) in any particular jurisdiction in which the Corporation would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Corporation is already subject to service in such jurisdiction and except as may be required by the 1933 Act; or

                           (b) during the period  starting with the date fifteen
         (15) days prior to the Corporation's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Corporation-initiated registration, provided that the Corporation is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

                  (iii) Deferral of Registration. The Corporation shall file a registration statement covering Holder's Included Shares so requested to be registered as soon as practicable after receipt of the request of the Holder; provided, however, that if (a) in the good faith judgment of the Board of Directors of the Corporation such registration would be materially detrimental to the Corporation because there exist bona fide financing, acquisition or other activities of the Corporation and the Board of Directors of the Corporation concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (b) the Corporation shall furnish to the Holder a certificate signed by the President of the Corporation stating that in the good faith judgment of the Board of Directors of the Corporation, it would be materially detrimental to the Corporation for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Corporation shall have the right to defer such filing (except as provided in subsection 10(ii)(b) above) for a period of not more than ninety (90) days after receipt of the request of the Holder, and, provided further, that the Corporation shall not defer its obligation in this manner more than once in any twelve-month period.

                  The registration statement filed pursuant to the request of the Holder may, subject to the provisions of Section 10(a) and 10(b) hereof, include other securities of the Corporation, with respect to which registration rights have been granted, and may include securities of the Corporation being sold for the account of the Corporation, provided all the Holder's Included Shares for which the Holder has requested registration shall be covered by such registration statement before any other securities are included.

                  (iv) Procedures. In any registration pursuant to this Section 10(b), if the Corporation shall request inclusion of securities to be sold for its own account, or if other persons entitled to incidental registrations shall request inclusion in such registration, the Holder shall offer to include such securities in the underwriting and may condition such offer on the acceptance by the Corporation or such other persons of the further applicable provisions hereof. The Corporation shall (together with all such other persons proposing to distribute their securities through such underwriting) enter into an agreement in customary form with the representative of the underwriter or underwriters acceptable to the Corporation. Notwithstanding any other provision of this Section, if the representative of the underwriters advises the Holder of the need to offer for sale only the Aggregate Underwriter Shares, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 10(a)(v) hereof.


     (11) Limitations on Issuances of Additional Shares of Series A Redeemable Convertible Preferred Stock and Series B Preferred Stock and Other Convertible Preferred Stock. The Corporation will not (i) issue or re-issue any additional shares of Series A Redeemable Convertible Preferred Stock, including without limitation, any such shares which have been converted to shares of Common Stock, nor (ii) issue or re-issue shares of Series B Preferred Stock such that the number of issued and outstanding shares of Series B Preferred Stock would exceed Four Hundred and Twenty (420) (based on a stated value per share of $10,000.00), nor (iii) issue any shares of Convertible Preferred Stock which rank, with respect to dividend rights and rights upon liquidation, dissolution and winding up of the corporation, senior to the Series B Preferred Stock, provided however that if either (a) at least seventy-five (75%) percent of the shares of Series B Preferred Stock issued on the Original Issuance Date have been converted, called or otherwise redeemed as provided above, or are no longer outstanding or (b) if the shares of Series B Preferred Stock issued on the Original Issuance Date to James W. Walter have been converted, called or otherwise redeemed, or are no longer outstanding, the restrictions set forth in Section 11 (ii) shall no longer apply.


                                    SECOND:

     Pursuant to Section 607.0602 of the Florida Business Act, the Board of Directors adopted this Amendment to Article V of the Articles of Incorporation effective as of May 5, 1998 without shareholder action.

     IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this instrument this 5th day of May, 1998.




                                           /s/ Joseph E. Mohr
                                           -------------------------------
                                           Joseph E. Mohr
                                           Executive Vice President and
                                           Chief Financial Officer